      EXHIBIT 5.0   OPINION OF MULDOON, MURPHY & FAUCETTE LLP RE:  LEGALITY

                  [MULDOON, MURPHY & FAUCETTE LLP LETTERHEAD]



                                February 2, 2000



Board of Directors
First Capital, Inc.
220 Federal Drive, N.W.
Corydon, Indiana 47112

            Re: First Capital, Inc. 1999 Stock-Based Incentive Plan and the 1998 Officers' and Key Employees' Stock Option Plan for HCB Bancorp (as assumed by First Capital, Inc.)

Gentlemen:

      We have been requested by First Capital, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 107,626 shares of the Company's common stock, $.01 par value, that may be issued under the First Capital, Inc. 1999 Stock-Based Incentive Plan (the "Incentive Plan") and of 62,000 shares of the Company's common stock, $.01 par value, that may be issued under the 1998 Officers' and Key Employees' Stock Option Plan for HCB Bancorp (as assumed by First Capital, Inc. effective January 12, 2000) (the "Option Plan") (collectively, the "Shares").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, First Harrison Bank.

      Based on the foregoing and limited in all respects to Indiana law, it is our opinion that, upon the occurrence of the acquisition of HCB Bancorp by the Company, the right to purchase shares of HCB Bancorp common stock reserved under the Option Plan became the right to purchase shares of the Company, in an amount adjusted to reflect the exchange ratio of 15.5 shares of Company Common Stock for each share of HCB Bancorp common stock. It is our further opinion that the Shares in the Incentive Plan and the Option Plan have been duly authorized and, upon payment for

Board of Directors
February 2, 2000
Page 2



and issuance of the Shares in the manner described in the Incentive Plan and the Option Plan and the outstanding option assumption agreements, will, when granted, be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading "Interests of Named Experts and Counsel."

                                          Sincerely,

                                          /s/ Muldoon, Murphy & Faucette LLP

                                          MULDOON, MURPHY & FAUCETTE LLP